                                     BY-LAWS


                          SERVUS LIFE INSURANCE COMPANY

                                    ARTICLE I
                                    ---------

                                     OFFICES

The executive office of the Company shall be maintained at 150 William Street, New York, New York. The Company may have and maintain such other offices, both within and without New York, as the Board of Directors may, from time to time, determine or the business of the Company may require.


                                   ARTICLE II
                                   ----------

                                  SHAREHOLDERS

Section 1. ANNUAL MEETING. The Annual Meeting of the Shareholders shall be held at the executive office of the Company or at such other places either within or outside the State of New York as may be designated in the Notice of Meeting, on the third Wednesday in March in each year at an hour fixed by the Chairman, unless such day shall be a legal holiday, in which event it shall be held on the next succeeding day, not a holiday.

Section 2. SPECIAL MEETING. Special Meeting of the Shareholders for the consideration of such matters as may be named in the call for such meetings shall be held at such time and place within or without the State of New York as shall be stated in the Notice of Meeting or in a duly executed Waiver of Notice thereof. The business transacted at any Special Meeting of Shareholders shall be limited to the purposes stated in the Notice.


                                   ARTICLE III
                                   -----------

                               BOARD OF DIRECTORS

Section 1. BOARD OF DIRECTORS(1). The Board of Directors shall consist of five to thirteen members as elected by the Shareholders, and shall elect one of its members as Chairman of the Board.

Section 2. TERM. The Directors shall be elected at the Annual Meeting of the Shareholders, and each Director elected shall serve until the next succeeding Annual Meeting and until his successor shall have been elected and qualified.

Section 3. VACANCIES. Vacancies and newly created directorship resulting from any increase in the number of Directors may be filled by election at an Annual Meeting or at a Special Meeting of Shareholders or Directors called for that purpose. A Director elected to fill a vacancy,

-----------------------------------
(1) Amended 31 March 1990
or a newly created directorship, shall hold office until the next succeeding Annual Meeting of Shareholders and until his successor shall have been elected and qualified.

Section 4. COMPENSATION. Directors as such shall not receive any stated salaries for their services, but by resolution of the Board of Directors a fixed sum and expenses of attendance, if any, may be allowed provided that nothing herein contained shall be construed to preclude any Director from serving the Company in any other capacity and receiving compensation therefor.

Section 5. ACTION BY CONSENT. Any action may be taken without a meeting if all entitled to vote thereon consent in writing to the adoption of a resolution authorizing the action.

Section 6. ATTENDANCE AT MEETINGS. Shareholders may attend meetings in person or by proxy. Members of the Board of Directors, or any committee thereof, may participate in a meeting of such Board or committee by means of a conference telephone or similar equipment which allows all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at such meeting.

Section 7. CALL FOR MEETING. The Chairman, President or any officer may call a meeting. Upon demand by one-tenth (1/10) of those entitled to notice, the Corporate Secretary shall call a meeting.


                                   ARTICLE IV
                                   ----------

                                   COMMITTEES

The Board of Directors, by resolution adopted by a majority of the entire Board, may designate from among its members an Executive Committee, an Investment Committee and other committees, each consisting of three or more Directors, and each of which to the extent permitted by law and in the resolution shall have all the authority of the Board in the management of the business affairs of the Company and shall have power to authorize the seal of the Company to be affixed to all papers which may require it.


                                    ARTICLE V
                                    ---------

                          MEETING NOTICE AND PROCEDURE

Section 1. NOTICE. Notice of all meetings of Shareholders shall be given at least ten days and not more than forty days prior to the date of such meeting. Notice for all other meetings shall be given at least one day before the meeting. Notice addressed to the last known address of the person entitled thereto shall be deemed given when deposited, postpaid, with the postal service.

Section 2. WAIVER OF NOTICE. Notice of meetings may be waived either specifically or generally. Attendance, without objection, at a meeting shall waive notice of such meeting.

Section 3. QUORUM. Unless otherwise established by law or these By-Laws, a quorum shall consist of one-third (1/3). If a quorum fails to attend any meeting, the majority present may adjourn the meeting until a quorum shall attend.


                                   ARTICLE VI
                                   ----------

                                  CUSTODIAN(2)

All Company funds available for investment shall be deposited with a duly appointed Custodian which shall retain such funds and all Company investments and collect all interest and dividends thereon. It shall act under the direction of the Investment Committee as communicated to it by the Investment Officer provided, however, that if investments or cash funds are to be delivered without receipt of equivalent value, the Custodian shall also require a copy of a resolution from the Investment Committee certified by the Investment Officer; and further provided that the Investment Officer may confer authority for the transfer of funds and/or securities to the order of the Company or to any other member Company of Servus or to any Servus Insurance pool account and further provided that the Investment Officer may confer authority for the transfer of funds and/or securities to be deposited with regulatory commissions or departments, as may be required by law.


                                   ARTICLE VII
                                   -----------

                                    OFFICERS

Section 1. ELECTION. The officers of the Company shall be elected by the Board of Directors at its first meeting after each Annual Meeting of Shareholders and these shall be a President, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, an Investment Officer, an Assistant Investment Officer and a Corporate Secretary. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. Any number of offices may be held by the same person except that the same person cannot serve as President and Corporate Secretary.

Section 2. TERM. The officers of the Company shall hold office until their successors are elected and qualify. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. The Chairman between meetings of the Board of Directors may appoint such other officers as he shall deem necessary and may fill any vacancy occurring in any office of the Company.

-----------------------------------
(2) Amended July 31, 1980

Section 3. PRESIDENT. The President shall be responsible for the general management of the affairs of the Company and shall perform any and all duties incidental to his office. He shall have a special supervision and care over the property of the Company. He shall have power to sign conveyances of real estate, satisfaction pieces for mortgages paid off, and all OTHER papers and acts to which the seal of the Company is affixed.

Section 4. VICE PRESIDENT. The Vice President shall, in the absence or incapacity of the President, perform all the duties of that office. The Vice President shall perform such other duties as the Board of Directors may from time to time prescribe and in addition shall have the power, subject to such limitations as may be imposed by the Board of Directors or the President, to enter into such contracts and undertakings on behalf of the Company as. may be required to carry on its ordinary course of business.

Section 5. INVESTMENT OFFICER. The Investment Officer shall act as Secretary of the Investment Committee on all actions pertaining to investment and cash funds. The Assistant Investment Officer shall perform such duties as may be assigned by the Investment Officer. In the absence or incapacity of the Investment Officer, an Assistant Investment Officer shall have and may exercise the power of the Investment Officer.

Section 6. CORPORATE SECRETARY. The Corporate Secretary shall give and serve all notices and shall attend and keep minutes of all meetings of the Shareholders and the Board of Directors. When required, he shall also issue notices, attend and keep minutes of meetings of any committee of the Board of Directors. He shall have the power to certify the incumbency of officers of the Company and the minutes of the Board of Directors, its committees, and of Shareholders meetings, and he shall attest the seal of the Company when required. In the absence or incapacity of the Corporate Secretary, an Assistant Corporate Secretary or any other officer shall have and may exercise the powers of the Corporate Secretary.


                                  ARTICLE VIII
                                  ------------

                     POLICIES AND UNDERWRITING UNDERTAKINGS

All policies and underwriting undertakings shall be valid when signed by the President, a Vice President, an attorney-in-fact or any other authorized official or agent of the Company, and, where required by law, such policies and undertakings may be attested and sealed with the seal of the Company.

The President or a Vice President or any person designated by either of them may appoint and authorize attorneys-in-fact, officials and agents of the Company to accomplish the purposes set forth in this Article.

                                   ARTICLE IX
                                   ----------

                                   AMENDMENTS

These By-Laws may be altered, amended or repealed or new By-Laws may be adopted at any regular or special meeting of the Shareholders or of the Board of Directors, by the affirmative vote of a majority of the Shareholders or the Directors.

                                    ARTICLE X
                                    ---------

                                 INDEMNIFICATION

Section 1.        Indemnification

        (a) The Corporation, to the fullest extent permitted by applicable law as then in effect, shall indemnify any person who was or is a director or officer of the Corporation and who was or is threatened to be made a defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal (including, without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor) (each, a "Proceeding"), by reason of the fact that such person was or is a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity (a "Covered Entity"), against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and actually and reasonably incurred by such person in connection with such Proceeding. Any such former or present director or officer of the Corporation finally determined to be entitled to indemnification as provided in this Article X is hereinafter called an "Indemnitee". Until such final determination is made, such former or present director or officer shall be a "Potential Indemnitee" for purposes of this Article X. Notwithstanding the foregoing provisions of this Section 1(a), the Corporation shall not indemnify an Indemnitee with respect to any Proceeding commenced by such Indemnitee unless the commencement of such Proceeding by such Indemnitee has been approved by a majority vote of the Disinterested Directors (as defined in Section 5(d)); PROVIDED, HOWEVER, that such approval of a majority of the Disinterested Directors shall not be required with respect to any Proceeding commenced by such Indemnitee after a Change in Control (as defined in Section 5(d)) has occurred.

        (b) either the amendment or repeal of, nor the adoption of a provision inconsistent with, any provision of this Article X (including, without limitation, this Section 1(b)) shall adversely affect the rights of any director or officer under this Article X: (i) with respect to any Proceeding commenced or threatened prior to such amendment, repeal or adoption of an inconsistent provision; or (ii) after the occurrence of a Change in Control, with respect to any Proceeding arising out of any action or omission occurring prior to such amendment, repeal or adoption of an inconsistent provision, in either case without the written consent of such director or officer.

Section 2. Insurance, Contracts and Funding. The Corporation may purchase and maintain insurance to protect itself and any director, officer, employee or agent of the Corporation or of any Covered Entity against any expenses, judgments, fines and amounts paid in settlement as specified in
Section 1(a) or Section 6 of this Article X or incurred by any such director, officer, employee or agent in connection with any Proceeding referred to in such Sections, to the fullest extent permitted by applicable law as then in effect. The Corporation may enter into contracts with any director, officer, employee or agent of the Corporation or of any Covered Entity in furtherance of the provisions of this Article X and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article X.

Section 3. Indemnification; Not Exclusive Right. The right of indemnification provided in this Article X shall not be exclusive of any other rights to which an Indemnitee or Potential Indemnitee may otherwise be entitled, and the provisions of this Article X shall inure to the benefit of the heirs and legal representatives of any Indemnitee or Potential Indemnitee under this Article X and shall be applicable to Proceedings commenced or continuing after the adoption of this Article X, whether arising from acts or omissions occurring before or after such adoption.

Section 4. Advancement of Expenses. Each Potential Indemnitee shall be entitled to receive advance payment of any expenses actually and reasonably incurred by such Potential Indemnitee in connection with such Proceeding prior to a determination of entitlement to indemnification pursuant to Section 5(a). Each Potential Indemnitee shall submit a statement or statements to the Corporation requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding, reasonably evidencing the expenses incurred by such Potential Indemnitee and accompanied by an affirmation of the Potential Indemnitee's good faith belief that the Potential Indemnitee has met the relevant standard of conduct entitling the Potential Indemnitee to indemnification, or, as to a director, that the Proceeding involves conduct for which liability has been limited under a provision of the Corporation's Certificate of Incorporation and by an undertaking by or on behalf of such Potential Indemnitee to repay the amounts advanced if ultimately it should be determined that such Potential Indemnitee is not entitled to be indemnified against such expenses pursuant to this Article X. A determination of the reasonableness of such expenses shall be made and such reasonable expenses shall be advanced pursuant to procedures to be established from time to time by the Board or its designee(s) (the "Advancement Procedures"). The amendment or repeal of, and the adoption of a provision inconsistent with, any provision of the Advancement Procedures shall be governed by Section 1(b) of this Article X. Notwithstanding the foregoing provisions of this Section 4, the Corporation shall not advance expenses to a Potential Indemnitee with respect to any Proceeding commenced by such Potential Indemnitee unless the commencement of such Proceeding by such Potential Indemnitee has been approved by a majority vote of the Disinterested Directors; PROVIDED, HOWEVER, that such approval of a majority of the Disinterested Directors shall not be required with respect to any Proceeding commenced by such Potential Indemnitee after a Change in Control has occurred.

Section 5. Indemnification Procedures; Presumptions and Effect of Certain Proceedings; Remedies. In furtherance, but not in limitation, of the foregoing provisions of this Article X, the following procedures, presumptions and remedies shall apply with respect to the right to indemnification under this Article X:

        (a)       Procedures for Determination of Entitlement to
Indemnification.

                  i. To obtain indemnification under this Article X, a Potential Indemnitee shall submit to the Corporate Secretary a written request, including such documentation and information as is reasonably available to the Potential Indemnitee and reasonably necessary to determine whether and to what extent the Potential Indemnitee is entitled to indemnification (the "Supporting Documentation"). The determination of the Potential Indemnitee's entitlement to indemnification shall be made not later than sixty (60) days after the later of
(A) the receipt by the Corporation of the written request for indemnification together with the Supporting Documentation and (B) the receipt by the Corporation of written notice of final disposition of the Proceeding for which indemnification is sought. The Corporate Secretary shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that the Potential Indemnitee has requested indemnification.

                 ii. The Potential Indemnitee's entitlement to indemnification under this Article X shall be determined in one of the following ways: (A) if there are two or more Disinterested Directors, by a majority vote of all of the Disinterested Directors, a majority of whom shall constitute a quorum of the Board; (B) if there are two or more Disinterested Directors, by a majority vote of the members of a committee of two or more Disinterested Directors appointed by a vote as set forth in Section 5(a)(ii)(A) of this Article X; (C) by a written opinion of Independent Counsel (as defined in Section 5(d) of this Article X) selected (x) in the manner set forth in
Section 5(a)(ii)(A) or (B) of this Article X or (y) if there are fewer than two Disinterested Directors, selected by the Board of Directors, in which selection directors who do not qualify as Disinterested Directors may participate; (D) by the stockholders of the Corporation; or (E) as provided in Section 5(b) of this
Article X.

                iii. In the event a Change in Control shall have occurred and the Potential Indemnitee so requests, the determination of entitlement to indemnification shall be made by Independent Counsel selected pursuant to
Section 5(a)(ii)(C) of this Article X, but only an Independent Counsel to which the Potential Indemnitee does not unreasonably object.

        (b) Presumptions and Effect of Certain Proceedings. Except as otherwise expressly provided in this Article X, if a Change in Control shall have occurred, the Potential Indemnitee shall be presumed to be entitled to indemnification under this Article X (with respect to actions or omissions occurring prior to such Change in Control) upon submission of a request for indemnification together with the Supporting Documentation in accordance with
Section 5(a)(i) of this Article X, and thereafter the Corporation shall have the burden of proof to overcome that presumption in reaching a contrary determination. The termination of any Proceeding, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the indemnitee did not meet the relevant standard of conduct in this Article X.

        (c)       Remedies.

                  i.   In the event that a determination is made pursuant to
Section 5(a) of this Article X that the Potential Indemnitee is not entitled to indemnification under this Article X, (A) the Potential Indemnitee shall be entitled to seek an adjudication of his or her entitlement to such indemnification either, at the Potential Indemnitee's sole option, in (x) an appropriate court of the State of Connecticut or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (B) any such judicial proceeding or arbitration shall be de novo and the Potential Indemnitee shall not be prejudiced by reason of such adverse determination; and
(C) if a Change in Control shall have occurred, in any such judicial proceeding or arbitration, the Corporation shall have the burden of proving that the Potential Indemnitee is not entitled to indemnification under this Article X (with respect to actions or omissions occurring prior to such Change in Control).

                 ii. If a determination shall have been made or deemed to have been made, pursuant to Section 5(a) or (b) of this Article X, that the Potential Indemnitee is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification within five (5) days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. In the event that payment of indemnification is not made within five (5) days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 5(a) or (b) of this Article X, the Indemnitee shall be entitled to seek judicial enforcement of the Corporation's obligation to pay to the Indemnitee such indemnification. Notwithstanding the foregoing, the Corporation may bring an action, in an appropriate court in the State of Connecticut or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in clause (A) or (B) of this subsection (each, a "Disqualifying Event"); PROVIDED, HOWEVER, that in any such action the Corporation shall have the burden of proving the occurrence of such Disqualifying Event

                iii. The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 5(c) that the procedures and presumptions of this Article X are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Article X.

                 iv. In the event that the Indemnitee or Potential Indemnitee, pursuant to this Section 5(c), seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, this Article X, such person shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any expenses actually and reasonably incurred by such person in connection with such judicial adjudication or arbitration if such person prevails in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that such person is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by such person in connection with such judicial adjudication or arbitration shall be prorated accordingly.

        (d)       Definitions.  For purposes of this Article X:

                  i. "Change in Control" means a change in control of the Corporation of a nature that would be required to be reported in response to
Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A (or any amendment or successor provision thereto) promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), whether or not the Corporation is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Corporation representing fifteen (15%) percent or more of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in an election of directors of the Corporation without the prior approval of at least two-thirds (2/3) of the members of the board of directors of the Corporation in office immediately prior to such acquisition; (B) the Corporation is a party to any merger or consolidation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation's Common Stock would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the Corporation's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; (C) there is a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation, or liquidation or dissolution of the Corporation; (D) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the board of directors of the Corporation in office immediately prior to such transaction or event constitute less than a majority of the board of directors of the Corporation thereafter; or (E) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the board of directors (including for this purpose any new director of the Corporation whose election or nomination for election by the stockholders was approved by a vote of at least two-thirds (2/3) of the directors of the Corporation then still in office who were directors of the Corporation at the beginning of such period) cease for any reason to constitute at least a majority of the board of directors of the Corporation; provided further that, no change in control shall be deemed to have occurred if the other person or persons, or party or parties, to the transaction is an entity or entities in which The Hartford Financial Services Group, Inc. is the owner of more than 50% of the beneficial interest of such entity or entities.

                 ii. "Disinterested Director" means a director who at the time of any vote referred to in these By-Laws is not and was not (A) a party to the Proceeding in respect of which indemnification is sought by the Indemnitee or Potential Indemnitee or (B) an individual having a familial, financial, professional or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director's judgment when voting on the decision being made.

                iii. "Independent Counsel" means a law firm or a member of a law firm that neither presently is, nor in the past five (5) years has been, retained to represent: (a) the Corporation or the Indemnitee or Potential Indemnitee in any matter material to either such party or (b) any other party to the Proceeding giving rise to a claim for indemnification under this Article
X. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under applicable standards of professional conduct then prevailing under the law of the State of Connecticut, would have a conflict of interest in representing either the Corporation or the Indemnitee or Potential Indemnitee in an action to determine the Indemnitee's or Potential Indemnitee's rights under this Article X.

Section 6. Indemnification of Employees and Agents. Notwithstanding any other provision of this Article X, the Corporation, to the fullest extent permitted by applicable law as then in effect, may indemnify any person other than a director or officer of the Corporation who is or was an employee or agent of the Corporation and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed Proceeding, by reason of the fact that such person was or is an employee or agent of the Corporation or was or is serving at the request of the Corporation as a director, officer, employee or agent of a Covered Entity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding. The Corporation may also advance expenses incurred by such employee, fiduciary or agent in connection with any such Proceeding, consistent with the provisions of applicable law as then in effect. If made or advanced, such indemnification shall be made and such reasonable expenses shall be advanced pursuant to procedures to be established from time to time by the Board or its designee(s).

Section 7. Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article X (including, without limitation, all portions of any Section of this Article X containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article X (including, without limitation, all portions of any Section of this Article X containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

                                   ARTICLE XI
                                   ----------

                                      SEAL

A facsimile of the corporate seal is given below.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

STATE OF NEW YORK          )
                           )SS:
COUNTY OF NEW YORK         )

I, Lynda Godkin, Corporate Secretary of SERVUS LIFE INSURANCE COMPANY, do hereby certify that the foregoing is a full, true and correct copy of the By-Laws of said Company now in full force and effect, as they appear on the minutes of the Company.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed the seal of the Company this ___ day of _________________, 2000.






                                                   -----------------------------
                                                   Corporate Secretary


Subscribed and sworn to before
me this __ day of _________, 2000.


-----------------------------
Notary Public.